Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Stockholder contact:	Chris Moran
617-218-3864
christopher.m.moran@ampf.com
TRI-CONTINENTAL CORPORATION
DECLARES FIRST QUARTER DISTRIBUTION
MINNEAPOLIS, MN, March 12, 2010 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today declared a first quarter distribution of $0.044 per share of Common Stock and $0.625 per share of Preferred Stock. Dividends on Common Stock will be paid on March 29, 2010 to Common Stockholders of record on March 22, 2010, and dividends on Preferred Stock will be paid on April 1, 2010 to Preferred Stockholders of record on March 22, 2010. The ex-dividend date for both the Common Stock and the Preferred Stock is March 18, 2010. The $0.044 per share dividend on the Common Stock is in accordance with the Corporation’s earned distribution policy.
The Corporation has paid dividends on its common stock for 66 consecutive years. The Corporation is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. RiverSource Fund Distributors, Inc. is the principal underwriter of the RiverSource Family of Funds, which includes the Corporation.
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.
You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or RiverSource Service Corporation at 800-221-2450. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation. There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY
FEDERAL GOVERNMENT AGENCY